EXHIBIT 23.1
                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 4, 1994 relating to the consolidated financial statements of Apollo Group, Inc., which appears in the Prospectus filed with the Securities and Exchange Commission on December 7, 1994 (File No. 33-83804) pursuant to Rule 424(b) of the Securities Act of 1993 (the Prospectus). We also consent to the application of such report to the Financial Statement Schedules for the three years ended August 31, 1994 listed under Item 16(b) of the Registration Statement on Form S-1, of which the Prospectus constitutes a part, when such schedules are read in conjunction with the financial statements referred to in our report.

PRICE WATERHOUSE LLP
Phoenix, Arizona
October 12, 1995

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